UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 9, 2022

PVH CORP. /DE/
(Exact name of registrant as specified in its charter)

Delaware	001-07572	13-1166910
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Madison Avenue,	New York,	New York	10016

(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code (212)-381-3500
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1 par value	PVH	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Chief Financial Officer

PVH Corp. (the “Company”) announced on February 9, 2022 that it had entered into an employment agreement dated as of February 7, 2022 pursuant to which Zac Coughlin has been appointed to the position of Executive Vice President, Chief Financial Officer, effective as of April 4, 2022, or such later date that Mr. Coughlin commences employment with the Company as mutually agreed to by Mr. Coughlin and the Company (the “Effective Date”) (the “Coughlin Agreement”). In his capacity as Chief Financial Officer, Mr. Coughlin replaces James Holmes, who has served as the Company’s Interim Chief Financial Officer (principal financial officer) since September 2021. Mr. Holmes will continue his role as the Company’s Executive Vice President and Controller (principal accounting officer).
Mr. Coughlin, age 46, currently serves as Group Chief Financial Officer and Chief Operating Officer of The DFS Group (“DFS”), a subsidiary of LVMH Group, where he was Acting Head of Global Digital from January 2019 to October 2021. Prior to joining DFS, he was the Chief Financial Officer of Converse, Inc., a subsidiary of Nike, Inc., from April 2015 to March 2018. Mr. Coughlin held various leadership positions at Ford Motor Company (“Ford”), serving as Chief Financial Officer, Ford Sollers from 2014 to 2015; Chief Financial Officer and a director of Ford Lio Ho from 2012 to 2014; and Interim CEO of Mazda Taiwan from 2013 to 2014. Mr. Coughlin had several roles earlier in his career at Ford with responsibility for marketing sales and services, product development, manufacturing and supply chain, finance management, investment analysis, and internal control.

There are no arrangements or understandings between Mr. Coughlin and any other person pursuant to which he was selected to be an officer of the Company, other than the Coughlin Agreement. Mr. Coughlin does not have any family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer, and there are no transactions in which Mr. Coughlin has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The disclosure in Item 5.02(e) regarding the Coughlin Agreement is incorporated by reference into this Item 5.02(c).
(e) Entry into the Coughlin Agreement
The following is a description of the terms and conditions of the Coughlin Agreement.
The Coughlin Agreement provides that Mr. Coughlin will serve as the Executive Vice President and Chief Financial Officer of the Company.
Mr. Coughlin’s initial base salary will be $850,000 per annum. The base salary will be subject to annual review and upward adjustment in the discretion of the Company’s Board of Directors. Mr. Coughlin also will be eligible to participate in the Company’s bonus and stock plans and other incentive compensation programs for similarly situated executives of the Company.
Mr. Coughlin will receive an award for the Company’s 2022 fiscal year under the Company’s Performance Incentive Bonus Plan with a threshold bonus opportunity equal to 50% of his base salary, a target bonus opportunity equal to 100% of his base salary and a maximum bonus opportunity equal to 200% of his base salary, prorated for the number of days during the fiscal year that Mr. Coughlin was employed by the Company.
Mr. Coughlin will be granted equity awards in respect of the Company’s 2022 fiscal year consisting of:

•performance stock units (“PSUs”) under the Company’s Stock Incentive Plan, as amended (the “Stock Incentive Plan”), with a value at threshold level performance of approximately $300,000, a value at target level performance of approximately $600,000 and a value at maximum level performance of approximately $1,200,000, which will vest based on the Company’s performance against the same measures and on the same weighted basis as the annual PSU awards to be granted in 2022 to similarly situated executives;
•non-qualified stock options with a value on the grant date of approximately $750,000; and
•restricted stock units (“RSUs”) with a value on the grant date of approximately $750,000.
The stock option and RSU awards will vest at a rate of 25% on each of the first four anniversaries of the grant date. All the foregoing grants will be made in accordance with the Company’s policies and procedures applicable to the type of award.
Mr. Coughlin also will be granted a deferred cash award in an aggregate amount of $200,000 (the “Make-Whole Cash Award”). The Make-Whole Cash Award will vest on December 31, 2023, and will be paid to the Executive as soon as practicable (but in no event later than 30 days) thereafter. If Mr. Coughlin voluntarily terminates his employment without good reason (as defined in the Coughlin Agreement) on or prior to December 31, 2024, he will be required to repay to the Company the full amount of the Make-Whole Cash Award. Additionally, Mr. Coughlin will be granted a one-time award of RSUs equal to the sum of (i) 532 RSUs plus (ii) the number of RSUs with a grant date value of approximately $750,000 (such total grant, the “Make-Whole RSU Award”). The Make-Whole RSU Award will vest at a rate of 50% on each of the first two anniversaries of the grant date.
Mr. Coughlin will be eligible to participate in all employee benefit and insurance plans sponsored or maintained by the Company for similarly situated executives of the Company. Mr. Coughlin will be eligible to receive the Company’s standard executive-level relocation benefits, subject to the terms and conditions of the Company’s relocation policy. In addition, Mr. Coughlin will be entitled to reimbursement of reasonable expenses incurred or paid by Mr. Coughlin in the performance of his duties.
The Coughlin Agreement sets forth Mr. Coughlin’s rights to severance upon termination of employment. Mr. Coughlin will be entitled to severance only if his employment is terminated by the Company without “cause” or if he terminates his employment for “good reason,” each as defined in the Coughlin Agreement.
In the event of a termination of employment without cause or for good reason (other than during the two-year period after a “change in control” (as defined in the Coughlin Agreement)), Mr. Coughlin will be entitled, subject to executing a release of claims in the Company’s favor, to an aggregate amount equal to two times the sum of (i) his base salary plus (ii) an amount equal to the bonus that would be payable if “target” level performance were achieved under the Company’s annual bonus plan (if any) in respect of the fiscal year during which the termination occurs (or the prior fiscal year, if bonus levels have not yet been established for the year of termination). This amount will be paid in accordance with the Company’s payroll schedule in 48 semi-monthly substantially equal installments. The Coughlin Agreement provides that during the two-year period following Mr. Coughlin’s termination of employment without cause or for good reason (other than during the two-year period after a change in control), medical, dental, and life insurance coverage will be continued for Mr. Coughlin (and his family, to the extent participating prior to termination of employment), subject to Mr. Coughlin executing a release of claims in the Company’s favor and subject to cessation if he obtains replacement coverage from another employer (although there is no duty to seek employment or mitigate damages). Mr. Coughlin will be required to pay the active employee contribution, if any, for such coverage.
Mr. Coughlin also will be entitled, subject to executing a release of claims in the Company’s favor, to severance upon the termination of his employment by the Company without cause or by him for good reason within two years after a change in control. In either such case, he will receive an aggregate amount equal to two times the sum of (i) his base salary plus (ii) an amount equal to the bonus that would be payable if “target” level performance were achieved under the Company’s annual bonus plan (if any) in respect of the fiscal year during which the termination occurs (or the prior fiscal year, if bonus levels have not yet been established for the year of termination). This amount will be paid in a lump sum, if the change in control constitutes a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (each within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)). The amount will be paid in 48 substantially equal payments if the change in control does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” under Section 409A of the Code. The Coughlin Agreement provides that during the two-year period following Mr. Coughlin’s termination of employment without cause or for good reason within two years after a change in control, medical, dental, life and disability insurance coverages will be continued for Mr. Coughlin (and his family, to the extent participating prior to termination of employment), subject to Mr. Coughlin executing a release of claims in the Company’s favor and subject to cessation if he obtains replacement coverage from another employer (although there is no duty to seek employment or mitigate damages). Mr. Coughlin will be required to pay the active employee contribution, if any, for such coverage.
In the event of a termination of employment without cause or for good reason within two years after a change in control, with respect to each of Mr. Coughlin’s Make-Whole Cash Award and Make-Whole RSU Award, in each case to the extent then-outstanding, will become fully vested as of Mr. Coughlin’s date of termination and payouts thereof will be made within 30 days of the termination of employment.
The Coughlin Agreement provides that if Mr. Coughlin’s receipt of the severance described above would subject him to the excise tax on excess parachute payments under Section 4999 of the Code, his severance would be reduced by the amount required to avoid the excise tax if such a reduction would give Mr. Coughlin a better after-tax result than if he had received the full severance amount.
The Coughlin Agreement also includes certain restrictive covenants in favor of the Company. The covenants include prohibitions during and following employment against Mr. Coughlin’s use of confidential information, soliciting Company employees for employment by himself or anyone else, interfering with the Company’s business relationships, and competing against the Company by accepting employment or being otherwise affiliated with a direct competitor of the Company’s primary businesses or products as of the date of termination.
This summary of the Coughlin Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Coughlin Agreement attached to this Current Report on Form 8-K as Exhibit 10.1, which is incorporated herein by reference.
Item 8.01. Other Events.

On February 9, 2022, the Company issued a press release announcing that Mr. Coughlin has been appointed to the role of Executive Vice President, Chief Financial Officer, effective as of the Effective Date.

The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements And Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Employment Agreement, dated as of February 7, 2022, between PVH Corp. and Zac Coughlin.
99.1	Press Release issued by PVH Corp. on February 9, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PVH CORP.

By: /s/ Mark D. Fischer
Mark D. Fischer
Executive Vice President, General Counsel and
Secretary
Date: February 9, 2022